As filed with the Securities and Exchange Commission on December
8, 1994
                                   Registration Statement No. 33-

- -----------------------------------------------------------------

               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549
                        ________________

                            FORM S-8
                     REGISTRATION STATEMENT
                            UNDER THE
                     SECURITIES ACT OF 1933
                        _________________

                   THOMAS & BETTS CORPORATION
     (Exact name of registrant as specified in its charter)

          NEW JERSEY                            22-1326940
   (State or other jurisdiction              (I.R.S. employer
 of incorporation or organization)         identification no.)

                       1555 Lynnfield Road
                    Memphis, Tennessee 38119
  (Address of principal executive offices, including zip code)

      Thomas & Betts Corporation Employees' Investment Plan
                    (Full title of the plan)

                        Jerry Kronenberg
                 Vice President-General Counsel
                   Thomas & Betts Corporation
                       1555 Lynnfield Road
                    Memphis, Tennessee  38119
                         (901) 682-7766
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           Copies to:
Lawrence Lederman, Esq.                 Robert Fischer III, Esq.
Milbank, Tweed, Hadley & McCloy         Riker, Danzig, Scherer,
1 Chase Manhattan Plaza                   Hyland & Perretti
New York, New York  10005               Headquarters Plaza
(212) 530-5000                          One Speedwell Avenue
                                        Morristown, NJ 07962-1981
                                        (201) 538-0800


                       CALCULATION OF REGISTRATION FEE

                                   PROPOSED       PROPOSED
                                   MAXIMUM        MAXIMUM
TITLE OF              AMOUNT       OFFERING       AGGREGATE      AMOUNT OF
SECURITIES TO         TO BE        PRICE PER      OFFERING       REGISTRATION
BE REGISTERED       REGISTERED*    SHARE**        PRICE**        FEE
Common Stock,
par value           300,000        $66.00         $19,800,000    $6,827.59
$.50 per share       shares

* In addition, pursuant to Rule 416(c) under the Securities Act of 1933 this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

** Pursuant to Rule 457, calculated on the basis of the average of the high and low prices of the Common Stock on the composite reporting system for stocks listed on the New York
     Stock Exchange on December 2, 1994.
/TABLE

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

          The following documents filed with the Securities and Exchange Commissions are incorporated by reference in this Registration Statement:

          (a)  The Company's Annual Report on Form 10-K and the
Plan's Annual Report on Form 11-K for the fiscal years ended
January 2, 1994 and December 31, 1993, respectively.

          (b) All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934
(the "Exchange Act") since the end of the fiscal year covered by the annual reports referred to in (a) above.

          (c) The description of the Company's common stock, par value $.50 per share (the "Common Stock"), which is contained in the Company's registration statement on Form 8-A dated December 22, 1972 (the "8-A") filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and which 8-A was filed as an exhibit to the Company's Form S-8 Registration Statement (No. 33-68370) on September 3, 1993.

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all of the shares of the Common Stock offered hereunder have been sold or which deregisters all of the shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.

          Not applicable.

Item 6.   Indemnification of Directors and Officers.

          In accordance with Section 14A:2-7 of the New Jersey Business Corporation Act, which permits New Jersey corporations to include provisions in their certificate of incorporation limiting the liability of officers and directors, Article NINTH of the registrant's certificate of incorporation provides:

          NINTH: (1) Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit.

          (2) Elimination of Certain Liability of Officers. Unless provided otherwise by law, an officer of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit.

          (3) Repeal or Modification of Article NINTH. Any repeal or modification of the foregoing paragraphs by the shareholders of the Corporation shall not adversely affect any right or protection of a director or an officer of the Corporation existing at the time of such repeal or modification.

     Section 14A:3-5 of the New Jersey Business Corporation Act ("Section 14A:3-5") confers broad powers upon corporations incorporated in that State with respect to indemnification of any person against liabilities incurred by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another enterprise, or the legal representative of any such director, officer, trustee, employee or agent. The provisions of
Section 14A:3-5 are not exclusive of any other rights to which those seeking indemnification may be entitled under any certificate of incorporation, bylaw, agreement, vote of shareholders or otherwise. Section 14A:3-5 also provides that powers granted pursuant to such Section may be exercised by the corporation notwithstanding the absence of any provision in its certificate of incorporation or bylaws authorizing the exercise of such powers.

     Article V of the registrant's bylaws provides:

            Indemnification of Officers and Directors

     Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by the New Jersey Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the New Jersey Business Corporation Act requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise.

     Section 2. Right of Claimant to Bring Suit. If a claim under Section 1 of this Article is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the New Jersey Business Corporation Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the New Jersey Business Corporation Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     Section 3. Non-Exclusivity of Rights; Continuation of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-law, agreement, vote of shareholders or disinterested directors or otherwise. All rights to indemnification under this Article shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article is in effect. Any repeal or modification of this Article or any repeal or modification of relevant provisions of the New Jersey Business Corporation Act or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder.

     Section 4. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director or officer of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the New Jersey Business Corporation Act.

     The Company has a liability insurance policy in effect which covers certain claims against any officer or director of the Company by reason of certain breaches of duty, neglect, errors or omissions committed by such person in his capacity as an officer or director.

Item 7.   Exemption From Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

          See Index to Exhibits on page 8.

          The Company received a letter from the Internal Revenue Service (the "IRS") dated August 6, 1987, stating that a favorable determination had been made as to the qualified status of the Thomas & Betts Corporation Employees' Investment Plan, as amended June 4, 1986 (the "Plan"). The Plan is being amended to comply with the provisions of the Tax Reform Act of 1986, and the Company intends to submit the amended Plan to the IRS for a new determination of its qualified status.

Item 9.   Undertakings.

          (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i)  To include any prospectus required by
               Section 10(a)(3) of the Securities Act of 1933;

                     (ii)  To reflect in the prospectus any facts
               or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                    (iii)  To include any material information
               with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs (a)(1)(i) and
               (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                       POWERS OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints T. Kevin Dunnigan, Ronald P. Babcock and Jerry Kronenberg as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

                           SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 7th day of December 1994.


                              THOMAS & BETTS CORPORATION


                              By: /s/ T. Kevin Dunnigan
                                  T. Kevin Dunnigan
                                  Chairman of the Board and
                                  Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

     Signatures               Title                         Date

/s/ T. Kevin Dunnigan         Chairman of the Board    December 7, 1994
(T. Kevin Dunnigan)           and Chief Executive
                              Officer

/s/ Clyde R. Moore            President, Chief         December 7, 1994
(Clyde R. Moore)              Operating Officer
                              and Director

/s/ Ronald P. Babcock         Vice President-Finance   December 7, 1994
(Ronald P. Babcock)           and Treasurer
                              (Principal Financial and
                              Principal Accounting Officer)

/s/ Jerry Kronenberg          Vice President-General   December 7, 1994
(Jerry Kronenberg)            Counsel

/s/ Raymond B. Carey, Jr.     Director                 December 7, 1994
(Raymond B. Carey, Jr.)

/s/ Ernest H. Drew            Director                 December 7, 1994
(Ernest H. Drew)

/s/ Jeanannne K. Hauswald     Director                 December 7, 1994
(Jeananne K. Hauswald)

/s/ Thomas W. Jones           Director                 December 7, 1994
(Thomas W. Jones)

/s/ Robert A. Kenkel          Director                 December 7, 1994
(Robert A. Kenkel)

/s/ J. David Parkinson        Director                 December 7, 1994
(J. David Parkinson)

                              Director                 December __, 1994
(Ian M. Ross)

/s/ William H. Waltrip        Director                 December 7, 1994
(William H. Waltrip)
The Plan.  Pursuant to the requirements of the Securities Act of
1933, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly
authorized, in the City of Memphis, State of Tennessee, on the
7th day of December, 1994.


                                   THOMAS & BETTS CORPORATION
                                   EMPLOYEES' INVESTMENT PLAN



                                   By: /s/ David D. Myler
                                      David D. Myler
                                      Plan Administrator

                          EXHIBIT INDEX


Exhibit                                           Transmission
Number              Exhibit                          Method

4.1  Restated Certificate of  Incorporation       Incorporated
     of the Company, as amended.  (Incorporated   by Reference
     herein by reference to Exhibit 3 to the
     Company's 1993 Form 10-K File No.
     1-4682).

4.2  By-laws of the Company, as amended.          Incorporated
     (Incorporated herein by reference to         by Reference
     Exhibit 3 to the Company's 1993 Form 10-K
     No. 1-4682).

23   Consent of KPMG Peat Marwick LLP.            Electronic

24   Powers of Attorney (precedes signatures)        ---